Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference of our firm as “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-143339) and related Prospectus of StatoilHydro ASA and StatoilHydro Petroleum AS and to the incorporation by reference therein of our reports dated 17 March 2009 (except Note 33, as to which the date is 24 March 2009), with respect to the consolidated financial statements of StatoilHydro ASA, and the effectiveness of internal control over financial reporting of StatoilHydro ASA, included in the Annual Report (Form 20-F) for the year ended 31 December 2008.
/s/ Ernst & Young AS
Ernst & Young AS
Norway
2 April 2009